UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities exchange act of 1934

Date of Report (Date of earliest event reported): December 22, 2006

BOSTON RESTAURANT ASSOCIATES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	018369	61-1162263
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Six Kimball Lane, Suite 210, Lynnfield, MA	06901
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (339) 219−0466

Stonehill Corporate Center, 999 Broadway, Suite 400, Saugus, MA 01906

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[  ] Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[  ] Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 22, 2006, pursuant to the Agreement and Plan of Merger dated March 17, 2006, as amended by Amendment No. 1 and Amendment No. 2 (the “Merger Agreement”), among Boston Restaurant Associates, Inc. (“BRA”), Dolphin Direct Equity Partners, LP (“Dolphin”) and Braidol Acquisition Corp., a wholly owned subsidiary of Dolphin (“Merger Sub”), and following all requisite stockholder approval obtained at a meeting of BRA’s stockholders held on December 13, 2006, Merger Sub merged with and into BRA (the “Merger”), with BRA as the surviving corporation. As a result of the Merger, each stockholder of BRA (other than (i) stockholders who exercise and perfect appraisal rights under Delaware law, (ii) Dolphin, and (iii) Anthony Buccieri and John P. Polcari, Jr.) are entitled to receive in cash (a) $.70 per share of our common stock, without interest, and (b) $1.55 plus accrued but unpaid dividends at a rate of $0.068 per annum per share of our Series A participating Preferred Stock, without interest, and (c) $.70 per share plus accrued but unpaid dividends at a rate of $0.056 per annum per share of our Series B Preferred Stock, without interest.
A complete description of the Merger, the Merger Agreement and the material relationships between BRA and Dolphin, is contained in BRA’s definitive proxy statement filed with the Securities and Exchange Commission on November 8, 2006.

Item 5.01. Changes in Control of the Registrant.

As a result of the Merger, a change of control of BRA may be deemed to have occurred.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2006

BOSTON RESTAURANT ASSOCIATES, INC.

By:	/s/ George R. Chapdelaine
George R. Chapdelaine
Chief Executive Officer

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